Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Mohawk Industries, Inc.:

We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus. Our report on the consolidated financial statements refers to a change to the method of accounting for leases as of January 1, 2019 due to the adoption of Accounting Standards Update 2016-02, Leases, and subsequent related amendments.

/s/ KPMG LLP

Atlanta, Georgia

May 5, 2020